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EMERSON REPORTS FIRST QUARTER 2014 RESULTS

•	Sales of $5.6 billion increased 1 percent, with underlying sales up 3 percent

•	Emerging markets grew 7 percent, with strength across all business segments

•	Earnings per share of $0.65 increased 5 percent, or $0.67 excluding $0.02 of acquisition costs

ST. LOUIS, February 4, 2014 – Emerson (NYSE: EMR) today announced that net sales for the first quarter ended December 31, 2013 increased 1 percent. Underlying sales grew 3 percent, as divestitures deducted 3 percent and acquisitions added 1 percent. Global market conditions reflected slowly improving business investment with mixed demand among industries, as the U.S. grew 3 percent, Asia grew 10 percent, and Europe was flat. Strong emerging market growth was led by a 14 percent increase in China.
"Growth was consistent with the modest pace of orders improvement we have seen over the last quarter, which unfolded consistent with expectations," said Chairman and Chief Executive Officer David N. Farr. "Although uneven across markets, overall global demand reflects slowly improving business confidence and macroeconomic momentum, particularly in Europe. We continue to see encouraging progress on strategic growth initiatives – especially in emerging markets – with promising opportunities for further investment."
Profitability remained strong, with gains in gross profit and business segment margin contributing to earnings per share of $0.65, an increase of 5 percent from the prior year. Excluding $21 million in corporate expense related to the previously announced Virgo and Enardo acquisitions, earnings per share increased 8 percent to $0.67. Corporate expense also reflected $30 million in pretax expense related to accelerated charitable contributions, which resulted in tax benefits sufficient to substantially offset the impact.
Operating cash flow of $691 million, up 8 percent, provided a solid start to cash generation for the year. Capital deployment in the quarter focused on strategic acquisitions, with $576 million invested in the previously mentioned transactions, and the purchase of the minority interest in Appleton Group for $574 million, which closed early in the second quarter, for a total of $1.2 billion of acquisition spending year to date.

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"We executed on several important portfolio management priorities in the quarter, including closing the embedded computing and power divestiture, strengthening Process Management through the Virgo and Enardo acquisitions, and assuming full ownership of Appleton Group, previously the EGS Electrical joint venture with SPX," Farr said. "These changes support our ongoing efforts to enhance the underlying growth profile of Emerson. We are already gaining traction with the strategic opportunities to generate sales synergies with these businesses."

Business Segment Highlights
Process Management net sales grew 8 percent, supported by continued strength in global energy and chemical markets. Underlying sales increased 5 percent, led by near double-digit gains in the systems and solutions business, with acquisitions contributing 3 percent. Growth resumed in the U.S., with sales up 6 percent, and Asia increased 14 percent, led by robust growth in China across the segment. Strong project execution in the North Sea region drove 3 percent growth in Europe. Segment margin expanded 70 basis points to 18.3 percent. Process automation markets continue to support elevated investment levels with a robust project pipeline, particularly in North America.
Industrial Automation net sales increased 1 percent due to a 1 percent contribution from currency translation. Underlying sales were unchanged from the prior year, with the U.S. flat, Asia up 9 percent, and Europe down 5 percent, as recovery continued at a slow and uneven pace for industrial goods. Growth in the fluid automation, motors and drives, electrical distribution, and materials joining businesses was offset by weak demand in power transmission markets. The power generating alternators business was flat, reflecting stabilized but still sluggish demand after protracted declines. Segment margin decreased slightly to 14.1 percent. Global industrial goods markets are expected to trend with the slowly recovering macroeconomic environment, supporting a modest growth outlook.
Network Power net sales decreased 11 percent and underlying sales grew 2 percent, which excludes a 12 percent deduction for the embedded computing and power divestiture (closed at the end of November) and a 1 percent deduction for currency translation. Underlying sales in the U.S. and Asia increased 2 percent and Europe was up slightly, led by robust growth in global telecommunications infrastructure markets. Demand was mixed for data center technologies, as strength in Europe was offset by slow market conditions in Asia and the Americas. Segment margin declined to 6.4 percent, primarily due to a one-time R&D credit in the prior year. Market conditions are expected to be favorable in the near term, supported by recovery in Europe and momentum in Asia.
Climate Technologies net and underlying sales grew 5 percent, led by strong demand in the transportation refrigeration business and supported by stable conditions in air conditioning markets. U.S. sales declined slightly, with double-digit increase in temperature controls sales, continued weakness in the field service business, and flat demand in the air conditioning business after mid-teens growth in the prior year. Asia increased 13 percent, as growth in China exceeded 20 percent, with strength in the air

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conditioning and refrigeration businesses. Europe grew 5 percent, led by the refrigeration market recovery. Segment margin improved 20 basis points to 13.6 percent. Orders growth of 8 percent in the quarter supports the outlook for continued moderate growth in global markets, led by strength in Asia and Europe.
Commercial & Residential Solutions net and underlying sales increased 3 percent, with the U.S. up 2 percent and international sales up 6 percent. Growth was led by the professional tools, food waste disposers, and storage businesses. Segment margin remained strong at 21.4 percent. Market conditions are expected to remain solid in the near term, as U.S. residential momentum continues.

2014 Outlook
Underlying orders growth has been between 3 and 4 percent for several months, reflecting a slowly improving but uncertain macroeconomic environment. Emerson's outlook for 2014 is unchanged, with underlying sales growth of 3 to 5 percent and net sales of (1) to 1 percent, reflecting completed acquisitions, divestitures, and currency translation. Margin is expected to improve approximately half a percent, as benefits from portfolio changes and volume leverage are partially offset by accelerated strategic investments. Excluding impairments and repatriation charges in the prior year, earnings per share are expected to increase 4 to 7 percent, or 33 to 38 percent on a reported basis.

Upcoming Investor Events
Today at 2 p.m. ET, Emerson management will discuss the first quarter results during a conference call. Access to a live webcast of the discussion will be available at www.emerson.com/financial at the time of the call. A replay of the conference call will remain available for approximately three months.
On Thursday, February 13, 2014, Emerson will host its annual investor conference in Boston from 9:00 a.m. to approximately 12:30 p.m. ET. Access to a live webcast of the presentation will be available at www.emerson.com/financial at the time of the event. A replay of the conference will remain available for approximately three months.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.
(tables attached)

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			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended December 31		Percent
	2012	2013	Change

Net sales	$5,553	$5,606	1%
Costs and expenses:
Cost of sales	3,346	3,370
SG&A expenses	1,394	1,444
Other deductions, net	86	95
Interest expense, net	54	54
Earnings before income taxes	673	643	(4)%
Income taxes	207	166
Net earnings	466	477	2%
Less: Noncontrolling interests in earnings of subsidiaries	12	15
Net earnings common shareholders	$454	$462	2%

Diluted avg. shares outstanding	726.9	708.1

Diluted earnings per common share	$0.62	$0.65	5%

	Quarter Ended December 31,
	2012	2013
Other deductions, net
Amortization of intangibles	$59	$57
Rationalization of operations	16	13
Other	11	25
Total	$86	$95

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		Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2012	2013
Assets
Cash and equivalents	$2,527	$2,737
Receivables, net	4,556	4,429
Inventories	2,308	2,162
Other current assets	695	671
Total current assets	10,086	9,999
Property, plant & equipment, net	3,503	3,639
Goodwill	8,068	7,871
Other intangible assets	1,798	1,839
Other	316	776
Total assets	$23,771	$24,124

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$1,912	$1,958
Accounts payables	2,431	2,425
Accrued expenses	2,648	2,526
Income taxes	212	199
Total current liabilities	7,203	7,108
Long-term debt	3,542	3,834
Other liabilities	2,408	2,299
Total equity	10,618	10,883
Total liabilities and equity	$23,771	$24,124

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		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2012	2013
Operating activities
Net earnings	$466	$477
Depreciation and amortization	206	209
Changes in operating working capital	(119)	(54)
Other, net	86	59
Net cash provided by operating activities	639	691

Investing activities
Capital expenditures	(200)	(236)
Purchase of businesses, net of cash and equivalents acquired	—	(576)
Divestiture of businesses	3	268
Other, net	(22)	(11)
Net cash used by investing activities	(219)	(555)

Financing activities
Net increase in short-term borrowings	424	387
Principal payments on long-term debt	(264)	(314)
Dividends paid	(297)	(304)
Purchases of treasury stock	(113)	(390)
Other, net	(8)	(54)
Net cash used by financing activities	(258)	(675)

Effect of exchange rate changes on cash and equivalents	(2)	1

Increase (decrease) in cash and equivalents	160	(538)

Beginning cash and equivalents	2,367	3,275

Ending cash and equivalents	$2,527	$2,737

Note: First quarter 2013 capital expenditures and operating cash flow were increased $85 million by an adjustment to reflect capital expenditures on a cash basis. The totals reported for full fiscal year 2013 will be unchanged.

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		Table 4
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended December 31,
	2012	2013
Sales
Process Management	$1,896	$2,041
Industrial Automation	1,137	1,149
Network Power	1,459	1,303
Climate Technologies	752	786
Commercial & Residential Solutions	453	466
	5,697	5,745
Eliminations	(144)	(139)
Net sales	$5,553	$5,606

Earnings
Process Management	$333	$373
Industrial Automation	164	162
Network Power	105	83
Climate Technologies	101	107
Commercial & Residential Solutions	97	100
	800	825
Differences in accounting methods	50	57
Corporate and other	(123)	(185)
Interest expense, net	(54)	(54)
Earnings before income taxes	$673	$643

Rationalization of operations
Process Management	$3	$3
Industrial Automation	5	2
Network Power	4	4
Climate Technologies	1	3
Commercial & Residential Solutions	3	1
Total	$16	$13

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Reconciliations of Non-GAAP Financial Measures			Table 5
The following reconciles non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

Sales growth		2014E
Underlying*		3-5%
Acq./Div./FX		(4)%
Net		(1)-1%

Earnings per share	Q1 2013	Q1 2014	Change
Earnings per share	$0.62	$0.65	5%
Acquisition costs	—	0.02	3%
Earnings per share excl. acq. costs	$0.62	$0.67	8%

Earnings per share	2013	2014E	Change
Earnings per share	$2.76	$ 3.68-3.80	33-38%
Goodwill impairment and tax charges	0.78	—	~30%
Earnings per share excl. charges*	$3.54	$ 3.68-3.80	4-7%

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